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FOR IMMEDIATE RELEASE                                              Exhibit 99.1
Contact: Susan Fedor, Investor Relations
203.894.3288, susanfedor@vitalworks.com


                  VITALWORKS ANNOUNCES STOCK REPURCHASE PROGRAM

    RIDGEFIELD, Conn., October 28, 2002 - VitalWorks Inc. (Nasdaq: VWKS), a leader in healthcare practice management and clinical solution software, today announced that its Board of Directors has authorized the repurchase of up to $15 million of the company's common stock from time to time.

    The timing and amount of any shares repurchased will be determined by the company's management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with stock plans and for other corporate purposes.

    The repurchase program will be funded using the company's existing cash resources. As of September 30, 2002, the company had cash and cash equivalents of approximately $40.7 million.

    VitalWorks had approximately 44.5 million shares of common stock outstanding as of September 30, 2002.

About VitalWorks

VitalWorks Inc. is a leading, nationwide provider of information management technology and services targeted to healthcare practices and organizations. The company provides IT-based solutions for general medical practices and has specialty-specific products and services for practices such as radiology, anesthesiology, ophthalmology, emergency medicine, plastic surgery, and dermatology. VitalWorks also offers enterprise-level systems designed for large physician groups and networks. The company's range of software solutions, which include workflow features related to patient encounters, automate the administrative, financial, and clinical information management functions for physicians and other healthcare providers. VitalWorks provides its clients with ongoing software support, training, electronic data interchange ("EDI") services for patient billing and claims processing, and a variety of Web-based services.

Safe Harbor Statement

Statements in this press release regarding the company's intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the company's stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company's cash flows from operations, general economic conditions, and other factors identified in the company's Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q filed with the SEC.